Exhibit 10.11

Execution Copy

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (the “Agreement”) is entered into as of the 27th day of June 2011, by and among Suspect Detection Systems, Inc., a Delaware corporation (the “Purchaser”) and Shabtai Shoval (the “Seller”) (the Purchaser and Seller shall each be referred to hereinafter as a “Party”, and collectively as the “Parties”).

RECITALS:

WHEREAS, all of the Seller's shares in Suspect Detection Systems Ltd. (the "Company") represent as of March 3, 2011 27.2% of the issued and outstanding share capital of the Company on a fully diluted basis; and

WHEREAS, the Purchaser wishes to purchase from the Seller and the Seller wishes to sell to the Purchaser all of the Seller's shares in the Company upon the terms and conditions of this Agreement;

NOW, THEREFORE, the Parties, intending to be legally bound, agree as follows:

1.	DEFINITIONS

In addition to the terms defined elsewhere in this Agreement, unless otherwise stated in this Agreement, the following terms shall have the meanings indicated in this Section 1:

1.1.
“Adjustment Securities” means Securities that are issued in respect of the Sale Shares as part of a distribution of dividends in the form of Securities including bonus shares (or similar events) to all of the shareholders of the Company;

1.2.	“Aggregate Purchase Price” shall have the meaning ascribed thereto in Section 3.1.1 below;

1.3.	“Agreement” means this Share Purchase Agreement, including all annexes, exhibits and schedules thereto, as the same may hereafter be amended, novated, modified or supplemented from time to time;

1.4.
“Assets” shall mean without limitation all of the Company’s assets and properties of every kind, nature, character and description whatsoever (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned or leased by the Company, including, cash, cash equivalents, accounts and notes receivable, chattel paper, documents, instruments, real estate, equipment, inventory, goods, the Intellectual Property and the Intellectual Property Rights;

1.5.
“Authority” means any governmental, legislative, regulatory or administrative body, agency or authority, any court of judicial authority, any arbitrator or any public, private or industry regulatory authority, whether international, national, state, municipal or local;

1.6.	“Articles” means the Articles of Association of the Company in force on the date hereof;

1.7.	“Business Day” means a day (other than Sunday, Friday or Saturday) on which commercial banks are generally open for business both in Israel and in the United States of America;

1.8.	“Closing” means the consummation of the transactions contemplated in this Agreement as set forth herein in Sections 7, 8 and 9, unless any of the same are waived in accordance therewith;

1.9.	“Closing Date” means the date upon which the Closing occurs;

1.10.	“Company” means Suspect Detection Systems Ltd., an Israeli company (company no. 51-353475-0);

1.11.	“Companies Law” means the Israel Companies Law 5759 – 1999;

1.12.
“Contract” means any agreement, contract, obligation, promise, undertaking, license, evidence of indebtedness, mortgage, indenture, security agreement or other contract or commitment of any nature whatsoever, express or implied, whether oral or written, and all amendments thereto;

1.13.
“Distribution” means the payment or actual distribution of any dividend (whether in cash, in specie or otherwise), bonus shares in respect of any shares of any class of the Purchaser (including, within the meaning of the term “distribution” as defined in Section 1 of the Companies Law), or the redemption, retirement, purchase, directly or indirectly, for value, of shares or other securities (of any class) of the Purchaser or any undertaking to do any of the foregoing;

1.14.	“Dollars” means the lawful currency of the United States of America. “US $”, “USD”, “$”, “dollars”, “US Dollars”, “US dollars”, “U.S. Dollars” shall likewise be construed;

1.15.	“Drop Dead Date” shall have the meaning ascribed thereto in Section 13.1.1;

1.16.	“Escrow Agent” means the Person serving, from time to time, as the escrow agent under the Escrow Agreement;

1.17.
“Escrow Agreement” means an Escrow Agreement entered into between the Purchaser, the Seller and the Escrow Agent for the deposit of the Sale Shares to be attached hereto in an agreed form at the Closing as Exhibit A;

1.18.	“Exit Agreement” shall have the meaning ascribed thereto in Section 11.3;

1.19.	“Final Installment” shall have the meaning ascribed thereto in Section 3.1.5;

1.20.	“Full Payment Event” means the payment in full of the Aggregate Purchase Price to the Seller by the Purchaser, plus any and all accrued and outstanding Interest as of the date of payment;

1.21.
“Half Payment Condition” means the payment in full of fifty percent (50%) of the Aggregate Purchase Price (i.e., $587,250 (five hundred and eighty seven thousand two hundred and fifty Dollars) to the Seller by the Purchaser, plus any and all accrued and outstanding Interest as of the date of payment;

1.22.	“Installment” means an Ongoing Installment and/or the Final Installment, as the context requires;

1.23.	“Interest” shall have the meaning ascribed thereto in Section 3.1.10.4;

1.24.
“Intellectual Property” means (i) the software )object code and source code( integrated in the Products including the software known on March 3, 2011as “Cogito” and the most recent version of the Company’s source code, which as of March 3, 2011 is version of December 25, 2010 and any and all versions, updates, upgrades and improvements of such software; (ii) development tools and other information and materials underlying the foregoing; (iii) the Company’s know-how and methods as to how to formulate questionnaires designed to detect an individual’s hostile acts or intentions while using the Products and any related material information; (iv) designs of the Products; (iv) the trade names and the trademarks identified in Exhibit B; and (v) any and all other information or materials underlying the Products, except for, in each case, off the shelf software, hardware or firmware and third party information and materials underlying or related to off the shelf software, hardware or firmware;

1.25.
“Intellectual Property Rights” means all right, title and interest of the Company, whether owned by or licensed to the Company, in, to and under: (i) all present and future patent applications and patents that describe and claim the Intellectual Property; (ii) any continuations, continuations in part, divisionals, reexaminations, reissues and patent term extensions and appeals of the foregoing and other applicable patent rights; and (iii) all copyrights, trademarks, trade names, designs, trade secrets, inventions, licenses, service names, service marks, service mark registrations, trade secrets, know-how or other similar rights, underlying the Products or related to the Products;

1.26.
“Knowledge” means the actual knowledge of the Seller, without having made any enquiry or undertaken any investigation, and, for the removal of doubt, does not include imputed or constructive knowledge (including as may attributed to the Seller in his capacity of an officer, employee or consultant of the Company);

1.27.
“Law” means any applicable law, statute, regulation, treaty, ordinance, rule, requirement, regulation, order, official directive, announcement or other binding action or requirement of an Authority, including environmental laws;

1.28.
“Lien” means any lien, pledge (whether fixed or floating), mortgage, hypothecation, attachment, security interest, lease, charge, conditional sales contract, option, restriction, encumbrance, reversionary interest, deposit arrangement, transfer or retention of title agreement, right of first refusal, voting trust arrangement, preemptive right, claim under a bailment or storage contract, easement, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership, any other adverse claim or right whatsoever or any obligation, whether written or oral (including any conditional obligation) to create any of the same, or seizure Order which would impede the transfer of the Sale Shares to the Purchaser in accordance with the terms and conditions of this Agreement;

1.29.	“Losses” shall have the meaning ascribed thereto in Section 12.1;

1.30.
“Material Adverse Effect” means a material adverse effect on the results of operations, Assets, business or condition (financial or otherwise) of the Company, taken as a whole; provided however, an adverse effect on the results of operations, Assets, business or condition (financial or otherwise) of the Company of less than $150,000 (one hundred and fifty thousand US dollars) shall not, under any circumstances, constitute a Material Adverse Effect;

1.31.	“Material Agreements” shall have the meaning ascribed thereto in Section 4.20;

1.32.
“Maximum Indemnity Amount” shall mean an amount equal to: (i) $0.00 (zero US Dollars) if the aggregate amount received by the Seller on account of the Aggregate Purchase Price is $150,000 (one hundred and fifty thousand US Dollars) or less, or (ii) twenty-five percent (25%) of the amounts received by the Seller on account of the Aggregate Purchase Price, if the aggregate amount received by the Seller on account of the Aggregate Purchase Price is in excess of $150,000 (one hundred and fifty thousand US Dollars) but less than $293,625 (two hundred and ninety three thousand, six hundred and twenty five US Dollars), or (iii) fifty percent (50%) of the amounts received by the Seller on account of the Aggregate Purchase Price, if the aggregate amount received by the Seller on account of the Aggregate Purchase Price is in excess of $293,625 (two hundred and ninety three thousand six hundred and twenty five US Dollars) but less than $587,250 (five hundred and eighty seven thousand two hundred and fifty Dollars), or (iv) sixty percent (60%) of the amounts received by the Seller on account of the Aggregate Purchase Price, if the aggregate amount received by the Seller on account of the Aggregate Purchase Price is in excess of $587,250 (five hundred and eighty seven thousand two hundred and fifty Dollars, but less than $880,875 (eight hundred and eighty thousand eight hundred and seventy five Dollars), or (v) seventy percent (70%) of the amounts received by the Seller on account of the Aggregate Purchase Price, if the aggregate amount received by the Seller on account of the Aggregate Purchase Price is in excess of $880,875 (eight hundred and eighty thousand eight hundred and seventy five Dollars. For the avoidance of doubt, payment of Interest shall not be deemed to be made on account of the Aggregate Purchase Price or any Installment. The Maximum Indemnity Amount shall be calculated based on the amounts received by the Seller on account of the Aggregate Purchase Price as of the date that a claim for indemnity is made under Section 12.2;

1.33.	“NIS” or “New Israeli Shekels” means the lawful currency of the State of Israel;

1.34.
“Non Monetary Remedies and Reliefs” means any remedy or relief, whether in contract, property, tort, restitution or otherwise that does not result in payment by the wrongdoing Party of compensation for damages or losses to the other Party, including, specific performance, termination and/or rescission of contract, injunctions (including, preliminary and/or interim and/or permanent restraining orders) and restraining orders;

1.35.
“Obtainable Cash” means the sum of the cash or cash equivalents (from any source, including from operations, loans, equity or non-equity investments or otherwise) of (i) the Purchaser, (ii) the Company and (iii) any Subsidiary, less any amounts actually paid or for which signed checks (or other instruments) were issued (and not cancelled) or wire transfer instructions were executed (and not cancelled) in respect of payments whose scheduled payment date was prior to or on the applicable Payment Date, including on account of the relevant Installment;

1.36.	“Ongoing Installment” shall have the meaning ascribed thereto in Section 3.1.5(b);

1.37.	“Order” means any decree, decision, order, judgment, writ, award, injunction, rule or consent of or by an Authority;

1.38.	“Ordinary Shares” means the ordinary shares of the Company, nominal value of NIS 0.01 per share;

1.39.	“Organizational Documents” means the certificate of incorporation, memorandum of association, articles of association, by-laws or other governing or charter documents of any Person;

1.40.	“Payment Date” means the original scheduled payment date of an Ongoing Installment or the Final Installment, as applicable, as contemplated by Section 3.1.5;

1.41.
“Person” means any natural person (including personal representatives, executors and heirs of a deceased individual) or any entity which is given, or is recognized as having, legal personality by the law of any jurisdiction, any corporation, company, unincorporated association, limited liability entity, joint venture, joint stock company, partnership, general partnership, limited partnership, proprietorship, trust, union, association, organization, nation, state, government (including agencies, departments, bureaus, boards, divisions and instrumentalities thereof), Authority, trustee, receiver or liquidator;

1.42.
“Proceeding” means any action, arbitration, audit, dispute, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before or otherwise involving, any Authority or mediator;

1.43.	“Products” means any Company product, including, the systems described in Sub-Sections (i)-(iv) of Section 1.47;

1.44.
“Purchaser Documents” means all agreements, instruments, documents and certificates to be executed, acknowledged or delivered by the Purchaser in connection with this Agreement (and for the removal of doubt shall be considered as documents ancillary to this Agreement);

1.45.	“Recitals” means the recitals to this Agreement;

1.46.	“Sale Shares” shall have the meaning ascribed thereto in Section 3.1;

1.47.
“SDS Business” means the development, marketing and selling of (i) automated screening and interrogation systems for detection of hostile acts or intentions of individuals and/or systems that use biometric sensors and parasympathetic output to monitor stimulated reaction of individuals to verbal and visual stimuli including systems using soft decision making algorithms for analyzing and self learning capabilities, for the purposes detection of hostile acts or intentions, (ii) the Company’s Cogito Data Storage Server, (iii) automated screening and interrogation systems for detection of hostile acts or intentions of individuals that use infrared radiation for the purposes of detecting hostile acts or intentions, and (iv) automated screening and interrogation systems for detection of hostile acts or intentions of individuals that monitor eye movements for the purposes of detecting hostile acts or intentions;

1.48.	“Securities” shall have the meaning ascribed to such term in the Securities Law, 1968;

1.49.	“Seller” shall have the meaning ascribed thereto in the preamble hereto;

1.50.
“Seller Documents” means all agreements, instruments, documents and certificates to be executed, acknowledged or delivered by the Seller in connection with this Agreement (and for the removal of doubt shall be considered as documents ancillary to this Agreement);

1.51.	“Subsidiary” means (i) any Person directly or indirectly controlled by the Purchaser (other than the Company) and (ii) any Person directly or indirectly controlled by the Company;

1.52.
“Time Lapse Condition” means the passing of five (5) years from the Closing Date provided that prior to such time, payment of no less than $225,000 (two hundred and twenty five thousand Dollars) on account of the Aggregate Purchase Price shall have been made to the Seller, plus any and all accrued and outstanding Interest; and

1.53.	“Transfer Condition” means the satisfaction of (i) the Half Payment Condition or (ii) the Time Lapse Condition, as applicable.

2.	INTERPRETATION

2.1.
The various paragraph and/or section headings in this Agreement are for reference and convenience only and shall not be considered in the interpretation hereof for any purpose and in no way alter, modify, amend, limit, or restrict any contractual obligations of the Parties.

2.2.	The Recitals, annexes, appendices, exhibits and schedules to this Agreement are an integral part hereof and are expressly incorporated herein by reference.

2.3.
Unless the context otherwise requires, references to (or to any specified provision of) this Agreement or any other document shall be construed as references to that provision or that document as in force for the time being and as amended, supplemented, modified or replaced in accordance with the terms thereof; words importing the plural shall include the singular and vice versa; “including” and “includes” means including, without limiting the generality of any description preceding such terms and shall be deemed to be followed by the phrase "without limitation"; any pronoun shall include the corresponding masculine, feminine and neuter forms; references to a law or to a specific section thereof shall be construed as a reference to such law, including any rules or regulations promulgated thereunder, or section, as the same may have been, or may from time to time be, amended, succeeded or re-enacted; words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; Section, Schedule and Exhibit references are references to sections, schedules and exhibits of this Agreement unless otherwise specified; and if any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

2.4.
The Parties have participated jointly in the negotiation and drafting of this Agreement and no provision of this Agreement shall be interpreted against a Party solely as a result of the fact that such Party was responsible for the drafting of such a provision. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

3.	THE TRANSACTIONS

3.1.
Subject to the terms and conditions hereof and the Closing having occurred, the Seller shall sell to the Purchaser, and the Purchaser shall purchase from the Seller, all shares of the Company held by the Seller on the date hereof, namely, 750,000 (seven hundred fifty thousand) Ordinary Shares owned by the Seller (or such other number of Ordinary Shares to reflect stock splits, reverse stock splits, combinations, and issuances of bonus shares) which constitute 27.2% of the Company's issued and outstanding share capital (on a fully diluted basis) as of March 3, 2011 (the “Sale Shares”).

3.1.1.
Consideration. In consideration for the Sale Shares, the Purchaser shall pay to the Seller an aggregate amount of $1,174,500 (one million one hundred seventy four thousand five hundred Dollars) (the “Aggregate Purchase Price”).

3.1.2.
Transfer Condition. The purchase and sale of the Sale Shares is conditioned on the satisfaction of a Transfer Condition. No title in or to any of the Sale Shares shall be granted or transferred to the Purchaser until a Transfer Condition has been satisfied and any and all rights in or deriving from the Sale Shares, including voting rights, shall remain with the Seller until a Transfer Condition has been satisfied and payment on account of the Aggregate Purchase Price in respect of the relevant Sale Shares shall have been made in full. (i) In the event a Transfer Condition is satisfied by way of satisfaction of the Half Payment Condition, fifty percent (50%) of the total number of Sale Shares shall be transferred and sold to the Purchaser by the Seller, and if upon or from time to time following satisfaction of the Half Payment Condition, but not later than the fifth (5th) year anniversary of the Closing Date, additional  payments on account of the Aggregate Purchase Price shall be made to the Seller, then such amount of the remaining Sale Shares as shall equal the amount of the Sale Shares multiplied by a fraction the numerator of which is the aggregate amount paid on account of the Aggregate Purchase Price and the denominator of which is the Aggregate Purchase Price shall be transferred and sold from time to time to the Purchaser without duplicity in calculating the number of Sale Shares to be transferred. (ii) Without duplicity from the operation of (i) above, in the event a Transfer Condition is satisfied by way of satisfaction of the Time Lapse Condition then only such number of Sale Shares calculated by multiplying the amount of the Sale Shares by a fraction, the numerator of which is the aggregate amount paid on account of the Aggregate Purchase Price and the denominator of which is the Aggregate Purchase Price, shall be transferred and sold to the Purchaser by the Seller and the Purchaser shall have no claims or rights in or to the remaining Sale Shares whatsoever.

Any cash dividends, dividends payable in securities, or other distributions of any kind which are declared following the date hereof in respect of Sale Shares prior to the transfer of title thereof to the Purchaser pursuant to the terms of this Agreement shall be for the benefit of and paid to the Seller, provided, however, that (i) any Adjustment Securities that are issued in respect of Sale Shares shall be deposited with the Escrow Agent and shall be deemed to be an integral part of the Sale Shares; (ii) any Adjustment Securities that are issued in respect of Sale Shares that are transferred to the Purchaser shall be transferred to the Purchaser for no additional consideration together with the Sale Shares in respect of which the Adjustment Securities were issued; and (iii) except as shall be provided in the Exit Agreement, cash dividends declared by the Company in respect of Sale Shares in connection with an “Exit” shall be payable to the Purchaser.

3.1.3.
Notwithstanding anything else herein, no fractional Sale Shares shall be purchased or transferred to the Purchaser and the number of Sale Shares purchased and to be transferred hereunder shall be rounded down to the nearest whole number and any excess amounts paid to the Seller shall remain with the Seller and no payment of cash or in kind will be made by the Seller in lieu of fractional Sale Shares.

3.1.4.	If on the fifth (5th) year anniversary of the Closing Date a Transfer Condition has not been satisfied, then the Purchaser shall have no further rights to purchase the Sale Shares from the Seller.

3.1.5.
Installment Payments. Subject to Sections 3.1.6, 3.1.7 and 3.1.10, payment of the Aggregate Purchase Price shall be made in thirty five (35) installments as follows: (a) one installment in the amount of $69,405.12 (sixty nine thousand four hundred five Dollars) on the Closing Date, (b) thirty three (33) equal monthly installments of $32,502.33 (thirty two thousand five hundred and two Dollars and thirty three US cents) on the first Business Day of each calendar month immediately following the first full calendar month following the month in which the Closing Date occurs in respect of the immediately preceding calendar month, (the “Ongoing Installments”) as illustrated by Schedule 3.1.5 (for a total of $1,072,576.89 (one million seventy two thousand five hundred and seventy six Dollars and eighty nine US cents) and (c) on the thirty fifth (35th) month anniversary of the Closing Date, payment in the amount of $32,517.99 (thirty two thousand five hundred and seventeen Dollars and ninety-nine cents) (or, if permitted under the terms of this Agreement, such other amount that the Aggregate Purchase Price shall have been paid to the Seller as of such date) (the “Final Installment”).

3.1.6.
Prepayment of Ongoing Installments. The Purchaser shall have the right to prepay any Ongoing Installment, provided that the Purchaser shall have delivered to the Seller written notice to this effect no later than three (3) Business Days prior to the date of making such prepayment, such notice specifying the Ongoing Installment(s) being prepaid (i.e., indicating, inter alia, the specific month(s) in respect of which the prepayment is being made), the aggregate number of Ongoing Installments being prepaid and the sum of the prepayment amount.

3.1.7.
Prepayment of Final Installment. If all of the Ongoing Installments have been paid to the Seller in full, plus any accrued and outstanding Interest, then the Purchaser shall have the right to prepay the Final Installment upon a minimum of five (5) Business Days prior written notice to the Seller, such notice being irrevocable and specifying the sum of the prepayment amount. The prepayment of the Final Installment shall be made no later than fifteen (15) Business Days following the delivery of such notice to the Seller by the Purchaser.

3.1.8.
Manner of Payment. The payment of the Aggregate Purchase Price shall be effected through the execution of a wire transfer, in immediately available funds, in Dollars, to an account, details of which shall be specified in writing and delivered to the Purchaser by the Seller at least two (2) Business Days prior to the Closing. The Seller shall have the right, from time to time, to instruct the Purchaser to execute the wire transfer of an Installment to another account, provided that the Seller shall have provided the Purchaser with the account details at least two (2) Business Days prior to the scheduled date of payment therefore.

3.1.9.
Withholding Tax/VAT. If required under Law, the Purchaser shall be entitled to deduct and withhold from the payment to be made at Closing contemplated by Section 3.1.5(a), an Installment or payment of Interest the maximum amount required to be deducted and withheld pursuant to Law, and, provided that the Purchaser shall pay the full amount deducted to the relevant tax authority when due and in accordance with Law and furnish to the Seller an original copy of a receipt evidencing payment thereof within thirty (30) days after such payment was due to be made, such amount shall be treated for all purposes as having been paid to the Seller; provided however, if withholding or deduction is required pursuant to Law, the Purchaser shall not deduct and withhold any such amounts if the Seller shall present to the Purchaser a valid certificate(s) of exemption from withholding or deduction from the relevant tax authority in respect of the payment to be made at Closing contemplated by Section 3.1.5(a), an Installment or Interest or a pre-ruling(s) from the relevant tax authority providing for such exemption.

If Value Added Tax (or a similar tax) (“VAT”) is payable by the Purchaser hereunder, such VAT shall be paid by the Purchaser at the same time it makes the relevant payment to the Seller.

3.1.10.
Deferral of Ongoing Installments and the Final Installment. The Purchaser may defer the payment of all or a portion of an Ongoing Installment and the Final Installment if and to the extent: (i) prior to the payment of $225,000 (two hundred twenty five thousand Dollars) on account of the Aggregate Purchase Price to the Seller (the “Initial Threshold Amount”) the Obtainable Cash as of the Payment Date of the relevant Installment is less than the Initial Threshold Amount; or (ii) following payment of the Initial Threshold Amount, if the Obtainable Cash as of the Payment Date of the relevant Installment is less than US $500,000 (five hundred thousand US dollars) as of the relevant Payment Date (each a “Deferment Event” and each amount deferred, a “Deferred Amount”).

3.1.10.1.
If the Purchaser defers a portion of an Installment as aforesaid in Section 3.1.10 above, the amount of any payments actually made on account of the relevant Installment on the relevant scheduled Payment Date shall be made in multiples of $1,566 (one thousand five hundred sixty six Dollars).

3.1.10.2.
The Purchaser will deliver to the Seller, on each Payment Date, a reasonably detailed report in form and substance satisfactory to the Seller, detailed in writing and signed by the Purchaser’s chief financial officer, confirming the accuracy of the contents thereof, setting forth the calculations establishing the Obtainable Cash as of such Payment Date.

3.1.10.3.
In the event the Purchaser defers a payment under Section 3.1.10 above, and the Obtainable Cash as of any subsequent Payment Date equals or exceeds US $1,000,000 (one million US dollars), the Purchaser will, on such Payment Date, pay to the Seller (i) all amounts not previously paid on account of all Installments that were scheduled to be paid prior to such Payment Date, plus any accrued and outstanding Interest and (ii) the full amount of the Installment scheduled to be paid on such Payment Date.

3.1.10.4.
Each Deferred Amount shall accrue interest at a rate of three-and-a-half percent (3.5%) per annum, calculated daily and based on a three hundred and sixty five (365) day year, commencing from the relevant Payment Date up to the date of actual payment in full of the Deferred Amount (the “Interest”).

The Purchaser shall have the right to pay at any time any Deferred Amount, provided that: (i) together and in addition to the Deferred Amount, all Interest accrued thereon shall be paid to the Seller and (ii) the Purchaser shall have delivered to the Seller written notice to this effect no later than three (3) Business Days prior to the date of making such payment, such notice being irrevocable and specifying the Deferred Events, the Deferred Amounts being paid, the Interest amount being paid and the sum of the payment amount.

Any amounts paid on account of Interest shall not be deemed to be made on account of the Aggregate Purchase Price or any Installment.

3.1.11.
Treatment of Payment. Any monies paid to the Seller on account of the Aggregate Purchase Price or Interest shall belong to the Seller and the Seller shall be entitled to use such monies in any manner he sees fit, whether or not a Transfer Condition is satisfied and such monies shall not be subject to a right of reimbursement, set off, return or any other similar right solely because a Transfer Condition is not satisfied.

3.1.12.
Escrow. To facilitate the transfer of the Sale Shares in accordance with the provisions hereof, at the Closing, the Seller shall transfer the Sale Shares to the Escrow Agent pursuant to the terms of the Escrow Agreement.

4.	REPRESENTATIONS OF THE SELLER

The Seller represents to the Purchaser that all of the statements contained in this Section 4 are true and correct as of March 3, 2011, except as indicated in the Seller Disclosure Schedules attached hereto as Schedule 4 (the “Seller Disclosure Schedules”), and acknowledges that the Purchaser is entering into this Agreement in reliance thereon.

4.1.
Consents.  No consent, approval, Order, license, permit, action by, or authorization of or designation, declaration, or filing with any Authority or any other Person, whether under Law, a Contract to which the Seller is a party or to which he is subject or otherwise, is required that has not been, or will not have been, obtained by the Seller prior to the Closing in connection with the valid execution, delivery and performance by the Seller of this Agreement and the Seller Documents and the consummation by the Seller of the transactions contemplated hereby and thereby.

4.2.
Legal Validity. This Agreement and the Seller Documents, when executed and delivered by the Seller will constitute the valid, binding and enforceable obligations of the Seller legally enforceable against him in accordance with their respective terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws generally affecting enforcement of creditor’s rights or by general principles of equity or public policy).

4.3.
Ownership of Sale Shares. The Seller is the sole record and beneficial owner of the Sale Shares and has good and marketable title to the Sale Shares. Upon consummation of the purchase contemplated herein, Purchaser will acquire good and marketable title to the applicable Sale Shares free and clear of any Lien, other than as may be set forth in the Company’s Organizational Documents or under Law.

4.4.
No Conflict.  None of the execution, delivery, or performance of this Agreement and the Seller Documents, and the consummation of the transactions contemplated hereby and thereby by the Seller will, with or without the giving of notice or the passage of time or both, conflict with, or result in a breach or violation of, any of the terms, conditions and provisions of: (i)  any Order and/or Law to which the Seller is subject; or (ii) any Contract to which the Seller is a party or to which he is subject.

4.5.
Seller Litigation. No Proceeding to which the Seller is a party is pending nor, to the Seller’s Knowledge threatened against the Seller, which adversely affects or challenges, or that may reasonably be expected to adversely affect or challenge, the legality, validity or enforceability of the execution, delivery and performance by the Seller of this Agreement and all documents ancillary hereto and the consummation of the transactions contemplated hereby and thereby. Seller shall inform Purchaser of all threatened litigation, claims, investigations, administrative proceedings or similar actions which may materially affect his ownership of the Sale Shares or the transactions contemplated hereby.

4.6.
Organization. The Company is validly existing under the laws of the State of Israel. Attached hereto as Schedule 4.6 is a true copy of the Articles. To the Seller’s Knowledge, since January 1, 2009, the Company has not taken any action or failed to take any action, which action or failure would preclude or prevent the Company from conducting its business after the Closing in the manner conducted since January 1, 2010 in all material respects and which action or failure would reasonably be expected to have a Material Adverse Effect.

4.7.	Subsidiaries. The Company does not, directly or indirectly, have any ownership interests in any corporation, partnership, joint venture or other business association.

4.8.
Capitalization. At the Closing, the authorized share capital of the Company will be NIS 200,000, divided into 20,000,000 Ordinary Shares, par value NIS 0.01, per share, and assuming no Options (as defined below) will be exercised after the date hereof, 2,388,357 Ordinary Shares will be issued and outstanding. Other than 367,299 options to acquire shares in the Company and their related option agreements (“Options”), there are no outstanding securities which may be exercised for or converted into shares of the Company (including warrants and options) or other rights to subscribe for, purchase or acquire from the Company, any share capital of the Company and the Company is not a party to any contract or binding commitment providing for the issuance of, or the granting of rights to acquire from the Company, any share capital of the Company or under which the Company is, or may become, obligated to issue any of its securities. The capitalization table of the Company (for the removal of doubt as of March 3, 2011) is attached hereto as Schedule 4.8.

4.9.
Company Authorization. The transfer of the Sale Shares to the Purchaser by the Seller has been duly approved by the requisite corporate bodies of the Company and will not violate the Articles, or to the Knowledge of the Seller, any provision of any Material Agreement, Law or Order to which the Company is subject, which violation would reasonably be expected to have a Material Adverse Effect or to the Knowledge of the Seller create a Lien on the Assets of the Company which would reasonably be expected to have a Material Adverse Effect.

4.10.
Compliance with Other Instruments. To the Seller’s Knowledge, since January 1, 2009, the Company (a) is not in default (i) under the Articles or under any Contract to which the Company is a party or (ii) under any Israeli Law to which the Company is subject, in each case, which default would reasonably be expected to have a Material Adverse Effect and (b) has not received any written notice from any Authority asserting that the Company is in breach of any Law which if such assertions are proven to be true would reasonably be expected to have a Material Adverse Effect.

4.11.	Rights of Shares. The rights and privileges of each class of issued and outstanding shares of the Company are as set forth in the Articles or as provided under Law.

4.12.
No Registration Obligations; Voting Agreements. To the Seller’s Knowledge, there are no undertakings or obligations of the Company to register for resale or for trading on any securities exchange any of its currently outstanding securities or any of its securities which may hereafter be issued. The Seller is not a party to any agreement with any shareholder of the Company which relates to the Ordinary Shares owned by him, other than agreements with the Purchaser and the Articles.

4.13.
Directors, Officers. As of March 3, 2011, the names of the current directors of the Company are set forth on Schedule 4.13 attached hereto. As of March 3, 2011, the Company is not a party to any agreement with respect to any compensation to be paid to any of the Company's directors. Other than the Seller and the Purchaser, all of the officers of the Company are employees of the Company.

4.14.
Financial Information. The Company has furnished the Purchaser with the audited consolidated financial statements of the Company for the periods ended December 31, 2009 and on December 31, 2010, copies of which are attached hereto as Schedule 4.14 (such statements, including the notes thereto, the "Financial Statements"). The Financial Statements fairly and accurately present, in all material respects, the financial position of the Company as of such dates and the results of its operations for the periods then ended, and have been prepared in accordance with US generally accepted accounting principles consistently applied (other than as may be otherwise indicated in the notes to the Financial Statements and subject, in the case of the Unaudited Financial Statements, to normal year-end audit adjustments). For the purposes of this representation, only deviations in the Financial Statements which are adverse to the Company and which are in an aggregate amount in excess of $150,000 (one hundred fifty thousand US dollars) shall be considered to be a breach of this representation and to cause this representation to be inaccurate.

Since December 31, 2010, the Company has been operated in the ordinary course of business consistent with past practice. Other than as indicated in the Financial Statements, to the Seller’s Knowledge, since December 31, 2010 (i) no event has occurred and no action was taken or omitted to be taken by the Company which individually has had or would reasonably be expected to have a Material Adverse Effect; (ii) the Company has not incurred any obligations whether accrued, absolute or contingent or any lien, claim or encumbrance, or borrowed money, other than in the ordinary course of business; and (iii) the Company has not provided a guarantee to any third party in respect of the obligations of another third party whether accrued, absolute or contingent; or (iv) provided any loans to any third party (other than loans to employees or officers in the ordinary course of business that did not exceed NIS 10,000 in the aggregate).

4.15.	Intellectual Property.

4.15.1.
To the Seller’s Knowledge, the Intellectual Property Rights are free and clear of any lien, pledge (whether fixed or floating), charge, license, any other adverse claim or other third party right whatsoever and there is no obligation, on the part of the Company, whether written or oral (including any conditional obligation) to create any of the foregoing.

4.15.2.
The Company has not entered into any agreement for the assignment, transfer, sale or any other disposition of the Intellectual Property Rights and there is no obligation, on the part of the Company, whether written or oral (including any conditional obligation) to create any of the foregoing.

4.15.3.
To the Seller’s Knowledge, (i) no third party is currently violating or infringing upon the Intellectual Property or the Intellectual Property Rights and (ii) no Person, other than the Company, currently claims or threatens to claim, any ownership right, title or interest in the Intellectual Property or the Intellectual Property Rights, including the past and present employees and consultants of the Company, provided that, in each case, the foregoing shall not include any intellectual property underlying any of the above to which the Company’s right, title or interest is derived by virtue of a license.

4.15.4.
To the Seller’s Knowledge, the Company is not currently violating or infringing, nor has the Company received any written communications alleging that the Company is currently violating or infringing, or by conducting its business as proposed, would violate, any third party rights in the Intellectual Property, which violation or infringement could not be cured at a cost to the Company, in each case, of less than $150,000 (one hundred and fifty thousand US dollars).

4.15.5.
Other than the Company’s employees listed on Schedule 4.15.5A having signed an agreement substantially in the form of Schedule 4.15.5B, no representation is given as to whether any Person working for or providing services to the Company, who, either alone or in concert with others, developed, invented, discovered, derived, programmed or designed the Intellectual Property, or who have knowledge of or access to information about the Intellectual Property executed a nondisclosure agreement with the Company or agreed to assign to the Company any inventions that were or are developed during their employment with, or during the term of providing services to, the Company and the rights derived therefrom or whether they are bound by similar obligations, or such assignments arise, under Law.

4.16.
Company Litigation. To the Seller’s Knowledge, there is no action or lawsuit that has been filed, or threatened in writing, against the Company, before any Authority, which if determined against the Company would reasonably be expected to have a Material Adverse Effect.

4.17.	No Real Estate Assets. The Company does not own any real estate.

4.18.
Records. Other than the resolutions of the board of directors and shareholders of the Company which are attached hereto as Schedule 4.18, since January 1, 2009 no other resolutions of the directors or shareholders of the Company were passed.

4.19.
Employees. Schedule 4.19 lists all of the employees and consultants of the Company as of March 3, 2011as well as the date of their employment agreement with the Company and lists all former employees and consultants. To the Knowledge of the Seller, as of March 3, 2011, neither Eran Druckman nor Gal Peleg has given the Company notice terminating their employment with the Company or was dismissed by the Company.

4.20.
Material Agreements. Schedule 4.20 lists all of the Contracts to which the Company is a party whose subject matters are: (i) equity or debt investments in the Company (other than those with the Purchaser), (ii) exclusive licenses for a period in excess of three (3) months to use the Company’s Intellectual Property, (iii) exclusive rights to resell or market the Company’s products, provided such Contract cannot be terminated by the Company upon less than ninety (90) days notice, (iv) employment of the Company’s chief executive officer, (v) licenses granted to the Company for intellectual property (save for off-the-shelf products) the lack of which would cause a Material Adverse Effect, (vi) sale agreements for the sale of the Company’s products to third parties that generated at least US $100,000 in revenues during the period commencing on January 1, 2010 and ending September 30, 2010, (vii) joint development of Intellectual Property and (viii) obligations by the Company to pay royalties which the Company was obligated to pay royalties in excess of US $20,000 during any twelve month period commencing from January 1, 2009 (collectively, “Material Agreements”). To the Seller’s Knowledge, each of the Material Agreements is in full force and effect, and neither the Company nor the counterparties thereto is in breach thereof in a manner that would reasonably be expected to have a Material Adverse Effect, nor has any counterparty thereto notified the Company that it is terminating a Material Agreement.

4.21.
No Broker.  No broker, finder, agent or similar intermediary has acted for or on behalf of the Seller in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement, arrangement or understanding with the Seller.

5.	REPRESENTATIONS OF THE PURCHASER

The Purchaser represents to the Seller that all of the statements contained in this Section 5 are true and correct as of March 3, 2011 and that all such representations will be true and correct as of the Closing Date as if made on the Closing Date, and acknowledges that the Seller is entering into this Agreement in reliance thereon.

5.1.
Organization and Good Standing.  The Purchaser is duly organized, validly existing and in good standing under the applicable laws of the state of its incorporation and has full power and authority to own, lease, use and operate its properties and to carry on its business as and where now owned, leased, used, operated and conducted.

5.2.
Consents. Except as set forth in Schedule 5.2, no consent, approval, Order, license, permit, action by, or authorization of or designation, declaration, or filing with any Authority or any other Person, whether under Law, a Contract to which the Purchaser is a party or to which it is subject or otherwise, is required that has not been, or will not have been, obtained by the Purchaser prior to the Closing in connection with the valid execution, delivery and performance by the Purchaser of this Agreement and the Purchaser Documents and the consummation of the transactions contemplated hereby and thereby.

5.3.
Authority; Legal Validity.  The execution and delivery by the Purchaser of this Agreement and the Purchaser Documents, and the transactions contemplated hereby and thereby, have been duly authorized and have received all requisite corporate approvals. This Agreement and the Purchaser Documents, when executed and delivered by the Purchaser will constitute the valid, binding and enforceable obligations of the Purchaser legally enforceable against it in accordance with their respective terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws generally affecting enforcement of creditor’s rights or by general principles of equity or public policy).

5.4.
No Conflict.  None of the execution, delivery, or performance of this Agreement and the Purchaser Documents, and the consummation of the transactions contemplated hereby and thereby by the Purchaser will conflict with, or result in a breach or violation of, any of the terms, conditions and provisions of: (i) any Order or Law to which the Purchaser is subject or (ii) any Contract to which the Purchaser is a party or to which it is subject or (iii) the Organizational Documents of the Purchaser.

5.5.
Litigation.  No Proceeding is pending nor, to the Purchaser’s knowledge, after due inquiry, threatened against the Purchaser or any of its directors officers or shareholders, which adversely affects or challenges, or that may reasonably be expected to adversely affect or challenge, the legality, validity or enforceability of the execution, delivery and performance of this Agreement and all documents ancillary hereto and the consummation of the transactions contemplated hereby and thereby.

5.6.
Securities Representations.  The Purchaser understands and acknowledges that the Sale Shares have not been registered under the United States Securities Act of 1933, the Israeli Securities Law - 1968, or the Laws of any other state or jurisdiction, and the Purchaser acknowledges that the Sale Shares are not, and will not be, tradable on any stock exchange unless they are subsequently registered under applicable securities laws or an exemption from such registration is available and that there is no public market for the Sale Shares.

The Purchaser is purchasing the Sale Shares for investment purposes, for its own account as principal and not with a view to or for distributing or reselling the Sale Shares or any part thereof, and agrees that it will not divide its interest in the Sale Shares with others, resell, or otherwise distribute the Sale Shares in violation of applicable securities Laws. The Purchaser does not have any Contract with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to the Sale Shares.

The Purchaser has such knowledge, skill and experience in business, financial and investment matters so that it is capable of evaluating the merits and risks of an investment in the Sale Shares and to protect its own interests in connection with the transactions described in this Agreement and the documents ancillary thereto and to the extent that the Purchaser has deemed it appropriate, it has retained and relied upon appropriate professional advice regarding the investment in the Sale Shares and the transactions described in this Agreement.

5.7.
No Broker.  No broker, finder, agent or similar intermediary has acted for or on behalf of the Purchaser in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement, arrangement or understanding with the Purchaser.

6.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES

Each representation of the Seller and the Purchaser, as applicable, contained herein or in any Seller Document or Purchaser Document, as applicable, shall survive the execution and delivery of this Agreement and the relevant Seller Document or Purchaser Document, as applicable, and the Closing and shall thereafter survive, subject to Sections 12 and 13, until the expiration of the applicable statutory limitations.

7.	THE CLOSING

7.1.
The Closing shall take place at 11:00 AM, Tel Aviv time, as soon as practicable (but no more than three (3) Business Days) after satisfaction or waiver of the last to be fulfilled of the conditions set forth in Sections 8 and 9 that by their terms are to occur prior to or upon the Closing, at the offices of Dr. Hilla Peer, Attorneys at Law, 7 Menachem Begin Road, Ramat Gan, Israel unless another date or place is agreed to by the Parties.

7.2.
At the Closing, the acts and transactions contemplated in this Agreement as set forth in Sections 8 and 9 shall take place and all such acts and transactions shall be deemed to take place simultaneously and no act or transaction shall be deemed to have been completed and no document or certificate shall be deemed to have been delivered until all such acts and transactions are completed and all such documents are delivered, unless waived in accordance with the provisions of this Agreement.

8.	CONDITIONS PRECEDENT TO THE OBLIGATION OF THE SELLER TO CLOSE

8.1.
The obligation of the Seller to consummate the transactions contemplated herein shall be subject to the fulfillment, at or before the Closing Date, of all the conditions set forth below in this Section 8. The Seller may waive in his sole discretion any or all of such conditions in whole or in part without prior notice.

8.1.1.	The Purchaser shall have made the payment contemplated by Section 3.1.5(a).

8.1.2.
None of the other parties to either of the Mutual Waiver and Limited Release Agreements by and among the Purchaser, Yoav Krill, Gil Boosidan, Asher Zwebner, Amir Uziel, Lavi Krasney, the Seller, Scientific Driven Systems Ltd., the Company and Eran Druckman, dated March 3, 2011 and dated on or about June 16, 2011, respectively, shall have repudiated either of said Mutual Waiver and Limited Release Agreements or any of the provisions thereof.

8.1.3.	The Escrow Agreement shall be executed by each of the parties thereto and the Sale Shares shall be deposited with the Escrow Agent by the Seller in accordance with the terms thereof.

8.1.4.
The Purchaser and the Seller shall have entered into an agreement, to be attached hereto in an agreed form at the Closing as Exhibit C (the “Insurance Letter Agreement”), pursuant to which, inter alia, if despite its best efforts, the Company cannot or shall fail to maintain any part of the insurance coverage covering the Seller and any such entity that will serve as the consultant under the Shoval Consulting Agreement (as defined in Section 10.4 below) (the “Insured”) as contemplated by the Shoval Consulting Agreement, the Purchaser shall, at the Purchaser’s expense, make best efforts to maintain such insurance.

8.1.5.	The Purchaser and the Seller shall have entered into an indemnity and waiver agreement, to be attached hereto in an agreed form at the Closing as Exhibit D (the “Shoval Indemnity Agreement”).

8.1.6.
The Purchaser, the Company, Yishaiyahu (Sigi) Horowitz and the Seller shall have entered into an agreement providing that until the Sale Shares are transferred to the Purchaser, for the purposes of calculating rights under the Articles of Association or Law, the Sale Shares shall be deemed to be owned by the Seller notwithstanding that the registered owner thereof is the Escrow Agent.

8.1.7.
The Israeli Office of the Chief Scientist shall have approved the transactions contemplated by this Agreement and the Purchaser shall have delivered to the Company an executed undertaking in customary form, addressed to the Israeli Office of the Chief Scientist.

8.1.8.
Yishaiyahu (Sigi) Horowitz shall have executed a waiver, in form and substance reasonably satisfactory to the Seller and its counsel, with respect to any rights he has under the Articles of Association or otherwise associated with the Ordinary Shares held by him, such as rights of first refusal and tag-along rights, the exercise of which may interfere with the transfer of the Sale Shares contemplated by this Agreement and such waiver shall be in full force and effect.

8.1.9.
The Seller shall have received a pre-ruling(s) from the Israeli Tax Authority, in form and substance reasonably satisfactory to him and his advisors, concerning the transactions contemplated by this Agreement and such pre-ruling(s) shall be in full force and effect. Within fourteen (14) Business Days from the date hereof, the Seller shall file with the Israeli Tax Authority an appropriate application. In the event the pre-ruling(s) is not received by the Drop Dead Date, each of the Parties shall have the unilateral right to extend the Drop Dead Date by ninety (90) days by delivering written notice to the other Party no later than the original Drop Dead Date.

8.1.10.
The representations made by the Purchaser in this Agreement and in the Purchaser Documents were true and correct when made and are true and correct as of the Closing Date as if made on the Closing Date.

8.1.11.
The Seller, the Company and the Purchaser shall have obtained all necessary consents, approvals and waivers which are required in connection with their respective execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, all in form and substance reasonably satisfactory to the Seller and its counsel.

9.	CONDITIONS PRECEDENT TO THE OBLIGATION OF THE PURCHASER TO CLOSE

9.1.
The obligation of the Purchaser to consummate the transactions contemplated herein shall be subject to the fulfillment, at or before the Closing Date, of all of the conditions set forth below in this Section 9. The Purchaser may waive in its sole discretion any or all of such conditions in whole or in part without prior notice.

9.1.1.	The Escrow Agreement shall be executed by each of the parties thereto and the Sale Shares shall be transferred to the Escrow Agent by the Seller in accordance with the terms thereof.

9.1.2.	Reserved.

9.1.3.
The Seller, the Company and the Purchaser shall have obtained all necessary consents, approvals and waivers which are required in connection with their respective execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, all in form and substance reasonably satisfactory to the Purchaser and its counsel.

9.1.4.
The Seller shall have countersigned a letter from the Company pursuant to which the options to purchase up to 48,636 Ordinary Shares granted to the Seller pursuant to an Option Agreement signed by the Seller on May 6, 2008, and any other Securities of the Company (other than the Sale Shares and Adjustment Securities), shall be cancelled for no consideration.

9.1.5.
The Articles of Association shall be amended to provide for a veto right in favor of the Purchaser in respect of the issuance of any shares of the Company or of any Securities which are convertible, exercisable or exchangeable for shares of the Company, other than with respect to shares issuable in respect of outstanding Securities of the Company.

10.	OTHER OBLIGATIONS OF THE PARTIES

10.1.
From the Closing, until such time that the earlier of the Time Lapse Condition or the Full Payment Event is satisfied, the Purchaser shall not declare, pay, make or distribute any Distribution (each, a “Distribution Event”) unless the Purchaser pays to the Seller, no later than concurrently with the Distribution Event, an amount derived by multiplying the amount of the Distribution by a fraction, the numerator of which is the number of issued and outstanding Ordinary Shares held by the Seller (or an entity which he controls) and the denominator of which is the aggregate number of issued and outstanding Ordinary Shares, provided however such number of Ordinary Shares in the denominator shall not be more than 2,388,357 Ordinary Shares (or limited to such other number of Ordinary Shares to reflect stock splits, reverse stock splits, combinations, issuances of bonus shares or similar events). Notwithstanding the aforementioned, the amount to be paid to the Seller pursuant to this Section 10.1 in respect of any one (1) Distribution Event shall not be more than $416,433.36 (four hundred and sixteen thousand four hundred and thirty-three US dollars and thirty-six cents).

10.2.
Following the Closing, the Purchaser shall use its best efforts to procure that within three (3) months from the Closing, (i) the Company enter into a new employment agreement with Eran Druckman (“Druckman”) or alternatively into a consulting agreement with Druckman (or in Druckman’s sole discretion, a legal entity controlled by Druckman) and (ii) the Purchaser and the Company enter into an agreement with Druckman (or in Druckman’s sole discretion, a legal entity controlled by Druckman) pursuant to which Druckman or such entity will be entitled to a portion equal to no less than fifteen percent (15%) of the proceeds of an “Exit” transaction of the Purchaser and/or the Company, subject to and in accordance with the terms and conditions as set forth therein (such agreement under (ii) to be similar to the Exit Agreement).

10.3.
Until the earlier of the Time Lapse Condition or the Full Payment Event is satisfied, the Seller agrees that as from the execution of this Agreement he will not, directly or indirectly, subscribe for, purchase, receive or otherwise acquire Company’s Securities without the prior written consent of the Purchaser.

10.4.
Immediately following execution hereof, the Parties shall enter into good faith negotiations with respect to the terms and conditions of a consulting agreement to be entered into between the Seller (or in the Seller’s sole discretion, a legal entity controlled by the Seller) (the “Consultant”) and the Company (the “Shoval Consulting Agreement”) and with respect to which the Purchaser shall guarantee the Company’s obligations thereunder. The Company shall not be deemed to have breached the Shoval Consulting Agreement unless such breach is not cured within sixty (60) days from Consultant’s written notice and thereafter the Purchaser did not perform the applicable Company obligation within thirty (30) days from the Consultant’s written notice stating the breach by the Company of the Shoval Consulting Agreement (“Qualifying Breach”). If the Consultant shall terminate the Shoval Consulting Agreement prior to the end of the thirty-six (36) month period following the Closing Date, other than for reason of (i) a Qualifying Breach or (ii) a breach of the terms of the Insurance Letter Agreement contemplated by Section 8.1.4 above, which was not cured within ninety (90) days from the date of written notice, then, provided that prior to the date a notice of termination is given by the Consultant payment of no less than $225,000 (two hundred twenty five thousand  Dollars) on account of the Aggregate Purchase Price shall have been made to the Seller, then as of the date of termination the Purchaser shall no longer be required to make payments of Installments hereunder but shall remain entitled to make payments on account of the Aggregate Purchase Price from time to time prior to the fifth (5th) year anniversary of the Closing Date, in which case the Purchaser shall be entitled to receive Sale Shares in accordance with the terms of this Agreement including Section 3.1.2, provided that, for the avoidance of doubt, the foregoing shall not relieve the Purchaser from making any payments hereunder that it was required to make prior to the date of termination of the Shoval Consulting Agreement.

11.	POST SIGNATURE/CLOSING OBLIGATIONS

11.1.
Following the Closing, the Purchaser shall cause the Company to file all reports with the Israeli Registrar of Companies which are required to be filed under Law following the occurrence of any of the transactions contemplated by this Agreement and the documents ancillary hereto.

11.2.
Following the Closing, and subject to the provisions of any applicable Law, the Purchaser hereby undertakes and agrees that the Seller (or any entity that will serve as the consultant under the Shoval Consulting Agreement) shall not be referred to by the Purchaser or the Company as a director or an officer of either the Purchaser or the Company without the Seller’s express written consent (and then only to the extent consented to).

11.3.
Immediately following the Closing the Parties will enter into good faith negotiations regarding an agreement providing for a cash payment by the Purchaser to the Seller of an amount which is a function of an “Exit” of the Purchaser and/or the Company (the “Exit Agreement”).

11.4.
Following the Closing and until such time that the earlier of the Time Lapse Condition or the Full Payment Event is satisfied, and subject to the payment in full of the Initial Threshold Amount, including any accrued and outstanding Interest thereon, the Seller shall vote in a meeting of the shareholders of the Company in favor of replacing the Articles with new articles of association to be attached hereto in an agreed form at the Closing as Exhibit E.

11.5.	Seller’s Non-Competition Undertakings.

11.5.1.
Without derogating from the provisions of the Shoval Consulting Agreement, the Seller acknowledges that each of the Company and its employees and shareholders have over many years devoted substantial time, effort and resources to developing such Company trade secrets and its other confidential and proprietary information as well as the Company’s relationships with clients, suppliers, employees and others doing business with the Company; that such relationships, trade secrets and other information are vital to the successful conduct of the Company’s business in the future; that the Company, in the furtherance of its business, has in the past provided Seller with the opportunity and support necessary to allow the Seller to establish personal and professional relationships with clients, suppliers, employees and others having business relationships with the Company and afforded the Seller access to the Company’s trade secrets and other confidential and proprietary information; that because of the opportunities and support so provided to the Seller and because of the Seller's access to the Company's confidential information and trade secrets, the Seller would be in a unique position to divert business from the Company and to cause irreparable damage to the Company were the Seller to be allowed to compete with the Company or to commit any of the other acts prohibited in Sections 11.5.2 and 11.5.4 (the “Restrictive Covenants”); that the enforcement of said restrictive covenants against the Seller would not impose any undue burden upon the Seller; that none of the said Restrictive Covenants is unreasonable as to period or geographic area; and that the ability to enforce said restrictive covenants against the Seller is a material inducement to the decision of the Purchaser to consummate the transactions contemplated herein.

11.5.2.
As from the date hereof and until the earlier of: (x) the termination of this Agreement pursuant to Section 13 and (y) the expiration of the two (2) year period commencing on the later of: (i) the date the Seller first ceases to serve as a director of the Company or (ii) the date of the termination of the Shoval Consulting Agreement (or if the Shoval Consulting Agreement is not entered into, the date of the termination of the existing consulting agreement between the Company and Scientific Driven Systems Ltd.)  (the “Restricted Period”), the Seller shall not, directly or indirectly, have any ownership interest (of record or beneficial) in, be engaged (or have any interest) as an employee, salesman, consultant, officer or director in, or otherwise aid or assist in any manner, any firm, corporation, partnership, proprietorship or other Person (other than the Company and the Purchaser) that engages in the SDS Business, provided that  the Company, or any successors in interest of the Company or any purchaser of all or substantially all of the Assets of the Company, remain engaged or continue to plan to be engaged, as applicable, in the SDS Business or continue to solicit customers or potential customers of the SDS Business.

11.5.3.
Notwithstanding the aforementioned, the Seller may own, directly or indirectly, solely as an investment, securities of any Person which is engaged in the SDS Business and which securities are traded on any national securities exchange or over the counter market, provided that the Seller does not, directly or indirectly, own or hold (individually or together with others) in excess of three percent (3%) of such Person's issued and outstanding shares. The limitation in this Section 11.5.3 shall not apply to the ownership or holding by the Seller (individually or together with others) of Securities of the Company or of the Purchaser.

11.5.4.
Except in any capacity as an officer, director or service provider of the Company or as contemplated by the Shoval Consulting Agreement, during the Restricted Period, the Seller shall not directly or indirectly: (i) solicit or encourage any employee of the Company to leave the employ of the Company, (ii) hire any employee who has left the employ of the Company if such hiring is proposed to occur within one (1) year after the termination of such employee's employment with the Company, (iii) solicit or encourage any consultant then under contract with the Company to cease work for the Company, (iv) engage any consultant or service provider who provided consulting or other services to the Company if such engagement is proposed to occur within two (2) years after the termination of such consultant’s or service provider’s engagement by the Company (or such shorter period set forth on Schedule 11.5.4), provided that this restriction shall not apply to consultants and service providers contemplated by Schedule 11.5.4 in respect of the services specified therein (the Purchaser shall not unreasonably withhold its consent to the engagement of a consultant or service provider if requested by the Seller), or (v) request or advise any customer of the Company to withdraw, curtail or cancel its business dealings or its prospected business dealings with the Company, or knowingly commit any other act or assist others to commit any act which would reasonably be expected to injure the business of the Company.

11.5.5.
Except for the purpose of the issuance of any Non Monetary Remedies and Reliefs, under no circumstances will the Seller be deemed to have breached any of his undertakings under Sections 11.5.2, 11.5.3 or 11.5.4 unless (i) the Purchaser shall have provided the Seller with written notice reasonably detailing the actions which constitute a breach of such undertakings and instructing the Seller to cease such actions within thirty (30) days of delivery of such notice and the Seller shall fail to cease such actions by the end of such period (unless such breach is waived), or (ii) such breach is permitted due to a previous breach of this Agreement or the Shoval Consulting Agreement by the Company.

11.6.
Third Parties Rights. Without derogating from the generality of any provision herein, Seller hereby warrants that he shall not create, suffer, incur, assume, or permit to exist any Lien on the Sale Shares other than as may be set forth in the Company’s Organizational Documents or under Law.

12.	INDEMNIFICATION

12.1.
Indemnification by the Purchaser. The Purchaser hereby undertakes to indemnify and defend the Seller and hold the Seller harmless against all losses, claims, damages, liabilities, costs, expenses (including attorneys’ fees and expenses of investigation and defense) (“Losses”), paid, incurred or sustained by the Seller, including if paid in settlement of or in connection with any or actual claim, action, suit, Proceeding or investigation, that arises out of, in connection with, or relates to, in whole or in part, (i) any breach or inaccuracy of a representation of the Purchaser in this Agreement or in any Purchaser Document and (ii) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including, reasonable legal fees and expenses, incurred in or incident to enforcing the indemnities under this Section 12.1; provided, however, that the indemnification obligation pursuant to this Section 12.1 shall terminate on the second anniversary of the Closing Date (other than with respect to Section 5.6, regarding which the indemnification pursuant to this Section 12.1 shall not be limited in time) and it shall have no further force or effect thereafter, notwithstanding anything to the contrary contained in any provision of this Agreement or applicable Law (it being clarified that in the event that an indemnity demand under this Section is made prior to the lapse of such period, then the indemnity obligation in respect of such specific demand shall continue to be in full force and effect until finally and irrevocably resolved or dismissed by a non-appealable decision of a competent court or arbitrator, notwithstanding the fact that such applicable period has since passed). The Purchaser shall only be required to indemnify the Seller under this Section 12.1 only if the aggregate Losses (x) exceed one hundred and fifty thousand US dollars (US$150,000) (the “Threshold Amount”), but if the Losses exceed the Threshold Amount, then all of such Losses shall be subject to indemnification under this Section, and (y) other than in respect of the representations made in Section 5.6, arise from the same facts and circumstances which gave rise to the claim for inaccuracy or breach of the relevant representation.

12.2.
Indemnification by the Seller. The Seller hereby undertakes to indemnify and defend the Purchaser and hold the Purchaser harmless against all Losses paid, incurred or sustained by the Purchaser, including if paid in settlement of or in connection with any or actual claim, action, suit, Proceeding or investigation, that arises out of, in connection with, or relates to, in whole or in part, (i) any breach or inaccuracy of a representation of the Seller in this Agreement or in any Seller Document, and (ii) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including, reasonable legal fees and expenses, incurred in or incident to enforcing the indemnities under this Section 12.2; provided, however, that the indemnification obligation pursuant to this Section 12.2 shall terminate on the second anniversary of the Closing Date, and shall have no further force or effect thereafter, notwithstanding anything to the contrary contained in any provision of this Agreement or applicable Law (it being clarified that in the event that an indemnity demand under this Section is made prior to the lapse of such period, then the indemnity obligation in respect of such specific demand shall continue to be in full force and effect until finally and irrevocably resolved or dismissed by a non-appealable decision of a competent court or arbitrator, notwithstanding the fact that such applicable period has since passed). Notwithstanding the foregoing, (a) the Seller shall be required to indemnify the Purchaser under this Section 12.2 only if the Losses under Section 12.2 (i) above, (x) exceed one hundred fifty thousand US dollars (US$150,000) and (y) other than in respect of the representations made in the first paragraph of Section 4.14, arise from the same facts and circumstances which gave rise to the claim for inaccuracy or breach of the relevant representation and (b) the Seller’s total maximum liability in the aggregate, for all claims made under this Section 12.2, at any time or from time to time, shall not exceed the Maximum Indemnity Amount.

12.3.
If any claim or Proceeding shall be brought by a third party against a Party entitled to indemnification under Section 12.1 or 12.2 (a “Claim”) (such Party entitled to indemnification, the “Party Indemnitee”), in respect of which such Party reasonably believes indemnity may be sought under Section 12.1 or 12.2, as applicable, against the other Party (the "Indemnifying Party"), such Party Indemnitee shall promptly notify the Indemnifying Party thereof (the “Action Notice”). Delay or failure in so notifying the Indemnifying Party shall relieve the Indemnifying Party of its obligations under Section 12.1 or 12.2, as applicable, but only to the extent, if at all, that the Indemnifying Party is actually prejudiced by such delay or failure. The Indemnifying Party may elect, by providing the Party Indemnitee with written notice to such effect no later than fourteen (14) days after delivery of the Action Notice, to assume the defense of the Claim, and shall employ, at the Indemnifying Party’s expense, counsel reasonably acceptable to the Party Indemnitee. The Indemnifying Party shall keep the Party Indemnitee reasonably and promptly informed of the progress of the Claim and provide the Party Indemnitee with copies of all relevant documents and such other information in its possession as may be reasonably requested from time to time by the Party Indemnitee. The Party Indemnitee shall have the right to employ separate counsel in any Claim and to participate in the defense thereof, but the fees and expenses of such counsel shall be borne by such Party Indemnitee, unless (i) the Indemnifying Party has agreed in writing to pay such fees and expenses, (ii) the  Indemnifying Party fails to defend against, negotiate, settle or otherwise deal with the Claim or to employ counsel reasonably acceptable to the Party Indemnitee (in which case the Party Indemnitee may, in its sole discretion, defend against, negotiate, settle or otherwise deal with such Claim, which action shall not derogate from the Indemnifying Party’s obligations to indemnify hereunder), or (iii) the representation of the Indemnifying Party and the Party Indemnitee by the same counsel would, in the reasonable opinion of counsel to the Party Indemnitee, be inappropriate due to an actual or potential conflict of interests between them; provided however that the Indemnifying Party shall only be liable for the reasonable fees and expenses of only one such counsel and one local counsel of the Party Indemnitee, in connection with any such Claim in the same jurisdiction. The Indemnifying Party shall not be liable for any settlement of any such Claim that is effected by the Party Indemnitee without the Indemnifying Party’s written consent (which consent shall not be unreasonably withheld or delayed), but if settled with such written consent, the Indemnifying Party agrees to indemnify and hold harmless the Party Indemnitee to the extent provided in Sections 12.1 and 12.2, as applicable. The Indemnifying Party shall not enter into any settlement agreement with respect to any such Claim unless such settlement includes an unconditional release of the Party Indemnitee from all liability on claims that are the subject matter of such Claim.

In the event that the Indemnifying Party does not elect to assume the defense of a Claim pursuant to the foregoing, or in the event that the Party Indemnitee exercises its right pursuant to the foregoing to defend such Claim, then any amounts incurred or accrued in defense of such Claim, regardless of the outcome of the Claim, shall be deemed Losses hereunder.

For the removal of doubt, the term “counsel” in this Section 12.3 shall mean one firm of attorneys.

12.4.	Exclusive Damages. The provisions of Sections 12.1 and 12.2 shall be the sole and exclusive remedy for compensation for losses or damages with respect to the matters set forth in said Sections.

13.	TERMINATION OF AGREEMENT

13.1.	Termination Events. This Agreement may be terminated prior to the Closing:

13.1.1.
by either the Seller or the Purchaser if the Closing has not taken place on or before October 15, 2011 (the “Drop Dead Date”), provided however, the terminating Party shall not be entitled to terminate this Agreement if the Closing has not taken place on or before such date as a result of any failure on the part of the terminating Party to comply with or perform any covenant or obligation of such Party set forth in this Agreement; or

13.1.2.	by the mutual consent of the Seller and the Purchaser.

13.2.
Termination Procedures.  If the Seller or the Purchaser wish to terminate this Agreement pursuant to Section 13.1.1, such Party shall deliver to the other Party a written notice stating that the former is terminating this Agreement and setting forth a brief description of the basis on which it is terminating this Agreement.

13.3.
Effect of Termination.  If this Agreement is terminated, all further obligations of the Parties under this Agreement shall terminate; provided, however, no Party shall be relieved of any obligation that accrued prior to such termination or of any liability arising from any prior breach by such Party of any provision of this Agreement and the Parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Sections 1, 2, 3.1.11, 12, 13, 14, 15 and 16. Nothing in this Section 13.3 shall derogate from the limitations of liability provided for in this Agreement or in any document ancillary hereto.

14.	EXPENSES; CONFIDENTIALITY

14.1.
Expenses. Unless stated otherwise, each Party shall bear its own direct and indirect expenses incurred in connection with the negotiation preparation, execution, and delivery of this Agreement and the documents ancillary thereto and the consummation and performance of the transactions contemplated herein.

14.2.
Confidentiality. Subject to any obligation to comply with any Law or Order, whether or not the transactions contemplated herein shall be concluded, the terms and conditions of this Agreement and the transactions contemplated hereby shall be kept in confidence by each Party, and the Parties shall cause its directors, officers, employees, agents, advisors and attorneys to hold such information confidential. Such confidentiality shall be maintained to the same degree as such Party maintains its own confidential information (but in no event less than reasonable care) and shall be maintained until such time, if any, as any such information either is, or becomes, published or a matter of public knowledge (other than as a result of a breach of this Agreement). Notwithstanding the proviso concerning compliance with Laws and Orders in this Section above, prior to making any such disclosure, each Party shall, to the extent practicable, provide the other Party with no less than one (1) Business Day to review any such disclosure and to consult with the disclosing Party with regard to the content of such disclosure.

15.	NOTICES

15.1.
Notices. All notices, requests and other communications required or permitted hereunder to be given to a Party shall be in writing and shall be delivered by courier or other means of personal service, or sent by facsimile or mailed first class, postage prepaid, by certified mail, return receipt requested, in all cases, addressed to such Party’s address as set forth below or at such other address as a Party shall have furnished to the other Party in writing in accordance with this provision:

if to the Seller:	Shabtai Shoval Habsor St. 121 Shoham, Israel, 60850 Fax: +972-3-973-1841
with a copy to (which shall not constitute notice):	Gornitzky & Co., Advocates and Notaries 45 Rothschild Blvd. Tel Aviv, Israel 65784 Fax: +972-3-560-6555 Attention: Ari Fried, Adv.
if to the Purchaser:	Suspect Detection Systems, Inc. 150 West 56th Street Suite 4005 New York, New York USA 10019Fax: +1-212-977-4362 Attention: Chief Executive Officer

Any notice sent in accordance with this Section 15 shall be effective: (i) if mailed, seven (7) Business Days after mailing, (ii) if sent by messenger, upon delivery, and (iii) if sent via facsimile, one (1) Business Day following transmission and electronic confirmation of receipt. However, if any communication would otherwise become effective on a non-Business Day or after 6 p.m. on a Business Day, it shall instead become effective at 9 a.m. on the next Business Day.

16.	MISCELLANEOUS

16.1.
Further Assurances. Each of the Parties shall use commercially reasonable efforts to proceed promptly with the transactions contemplated herein, to fulfill the conditions precedent for such other Party’s benefit or to cause the same to be fulfilled and to execute such further documents and perform such further acts as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated herein.

16.2.	Amendment. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of the Purchaser and the Seller.

16.3.
Entire Agreement. This Agreement, and the agreements, documents and instruments to be executed and delivered pursuant hereto or thereto constitute the final, complete and exclusive agreement among the Parties with respect to the purchase of the Sale Shares, the transactions contemplated herein and therein and with regard to the subject-matters hereof and thereof, supersede all prior agreements, understandings and representations written or oral, with respect thereto.

16.4.
Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Israel without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Israel or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than those of the State of Israel.

16.5.
Dispute Resolution. The Parties shall endeavor to resolve any dispute arising out of or in connection with this Agreement amicably and in good faith within fourteen (14) days after one Party shall request the other Party in writing to resolve such dispute.

In the event that any such dispute is not amicably resolved by the end of said fourteen (14) day period, the Parties shall apply to have the dispute resolved by mediation in accordance with the framework provided under the Courts Regulations (Mediation), 5753-1993, mutatis mutandis. For the purposes of establishing the mediation, the Party wishing to initiate it shall provide notice to the other Party in writing (the “Mediation Notice”). The mediation shall be held in Tel-Aviv, Israel and shall commence no later than fourteen (14) Business Days from the date of giving the Mediation Notice. Each Party shall bear its own expenses in connection with the mediation.

If (i) the mediation does not begin within fourteen (14) Business Days of the delivery of the Mediation Notice, or (ii) resolution of the dispute is not achieved within fourteen (14) Business Days of the commencement of the mediation, or (iii) if any issue arises between the Parties in connection with the initiation or manner of conducting the mediation and regarding which the Parties do not agree (including with regard to the appointment of the mediator and his identity) (the “Mediation Procedure”), within fourteen (14) Business Days of the date from the time the dispute arises regarding the Mediation Procedure, then, either Party may commence proceedings in the competent courts of Tel Aviv which shall have exclusive jurisdiction upon any such dispute and each of the Parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding.

Notwithstanding the foregoing, (i) if a Party is subject to a third party claim or files a claim against a third party, which involves a dispute between the Parties under this Agreement, whether prior to or during mediation, neither Party shall be obligated to commence or continue with the mediation and shall be free to commence a proceeding with the competent courts of Tel Aviv which shall have exclusive jurisdiction upon any such dispute and each of the Parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding, and (ii) each Party shall be free to apply to a court of competent jurisdiction solely for the purpose of seeking injunctive relief against the other Party.

16.6.
Binding Effect; Assigns. This Agreement and the rights, covenants, conditions and obligations of the Parties hereto and any instrument or agreement executed pursuant hereto shall be binding upon the Parties and their respective successors and assigns. Neither this Agreement, nor any rights or obligations of any Party hereunder, may be assigned, conveyed, or otherwise transferred by a Party without the prior written consent of the other Party.

16.7.
Counterparts. This Agreement may be executed by one or more of the Parties on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

16.8.
Severability. If any provision of this Agreement is held by a court of competent jurisdiction or arbitrator to be unenforceable under applicable Law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable Law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction or arbitrator. The Parties further agree to replace any such invalid or unenforceable provisions with valid and enforceable provisions designed to achieve, to the extent possible, the purposes and intent of such invalid and enforceable provisions.

16.9.
Waiver. No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or the exercise of any other power, right, privilege or remedy.

No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

16.10.
Parties in Interest. None of the provisions of this Agreement are intended to provide any rights or remedies to any Person other than the Parties hereto and their respective successors and assigns (if any) and, in the case of an individual, his legal heirs.

16.11.	Limitation of Liability.

16.11.1.
Without derogating from Section 12 hereof and subject to Section 16.11.2, under no circumstances and regardless of the legal or equitable basis of any claim, will the Seller be liable for any claims for compensation for damages or losses arising out of or relating to this Agreement or any other Seller Document (including for the removal of doubt the Shoval Consulting Agreement) whether for direct, special, indirect, incidental, consequential, punitive or other damages or losses (even if informed of such damages or losses), in an aggregate amount that exceeds seventy five percent (75%) of the amounts received by the Seller on account of the Aggregate Purchase Price (such amount received by the Seller to be calculated based on the amounts received by the Seller on account of the Aggregate Purchase Price as of the date the facts and circumstances first gave rise to the claims for which the Seller may be liable).

16.11.2.
The Purchaser's rights and remedies with respect to breaches by the Seller of his undertakings under Section 11.5.2 or 11.5.4 and non-competition and non solicitation undertakings under the Shoval Consulting Agreement (together, the “Non-Competition Undertakings”) shall not be limited in any way whatsoever, provided, however, in the event Purchaser breaches this Agreement or the Company breaches the Shoval Consulting Agreement, Purchaser's rights and remedies shall be limited as follows, regardless of the legal or equitable basis of any claim:

16.11.2.1.
In the event (a) the Company did not breach the Shoval Consulting Agreement and the Purchaser breached this Agreement; or (b) the Company breached the Shoval Consulting Agreement and the Purchaser did not breach this Agreement; or (c) none of the Purchaser or the Company is in breach of the Shoval Consulting Agreement or this Agreement: (i) in the event payment of less than $225,000 (two hundred twenty five thousand Dollars) on account of the Aggregate Purchase Price shall have been received by the Seller as of the date the facts and circumstances first gave rise to a claim for which the Seller may be liable with respect to the Non-Competition Undertakings, then under no circumstances will the Seller be liable for any and all claims arising out of or relating to any such breach of the Non-Competition Undertakings, whether for direct, special, indirect, incidental, consequential, punitive or other damages or losses (even if informed of such damages or losses), in an aggregate amount that exceeds seventy five percent (75%) of the amounts received by the Seller on account of the Aggregate Purchase Price (such amount received by the Seller to be calculated based on the amounts received by the Seller on account of the Aggregate Purchase Price as of the date the facts and circumstances first gave rise to the claims for which the Seller may be liable); and (ii) in the event payment of $225,000 (two hundred twenty five thousand Dollars) or more on account of the Aggregate Purchase Price shall have been received by the Seller, then the Seller’s liability in respect of a breach of the Non-Competition Undertakings that occurs subsequent to such time shall not be limited. Nothing provided in this Section 16.11.2 shall be construed as to limit Purchaser’s rights for Non Monetary Remedies and Reliefs.

16.11.2.2.
In the event the Company or the Purchaser breaches the Shoval Consulting Agreement and the Purchaser breaches this Agreement and such breaches are not cured within the applicable cure periods therefor, the Non-Competition Undertakings shall automatically terminate as of the date such cure periods shall have expired.

16.11.2.3.
Without derogating from the provisions of Law, for the purposes of Section 16.11.2.1 the Purchaser shall not be deemed to have breached this Agreement and the Company shall not be deemed to have breached the Shoval Consulting Agreement (i) in the event such breach is permitted due to a previous breach of this Agreement or the Consulting Agreement by the Seller; or (ii) unless the breach by the Purchaser or by the Company was not cured within ninety (90) days from the date of written notice by the Seller.

16.11.3.
Regardless of the legal or equitable basis of any claim, in no event will the Purchaser be liable for (i) any special, indirect, incidental, consequential or punitive damages arising out of or relating to this Agreement or any Purchaser Document, even if informed of such damages; or (ii) for the payment of damages for breach of contract under any and all claims arising out of or relating to any breaches of this Agreement or any Purchaser Document, in an aggregate amount that exceeds seventy five percent (75%) of the amounts received by the Seller on account of the Aggregate Purchase Price (such amount received by the Seller to be calculated based on the amounts received by the Seller on account of the Aggregate Purchase Price as of the date the facts and circumstances first gave rise to the claims for which the Purchaser may be liable). Nothing provided in this Section 16.11.3 shall be construed as to limit Seller’s rights for Non Monetary Remedies and Reliefs.

16.12.
No Set Off. All payments required to be made hereunder shall be calculated without reference to any setoff or counterclaim and shall be made without any deduction for, or on account of, any setoff or counterclaim.

[Remainder of page left intentionally blank]

Execution Copy

IN WITNESS WHEREOF, the Parties hereto have duly executed this Share Purchase Agreement as of the date first above written.

SUSPECT DETECTION SYSTEMS, INC. By: ______________________ Name: ___________________ Title:_____________________	___________________________ SHABTAI SHOVAL

*  *  *  * *  *  *  *

I hereby agree to enter into good faith negotiations with the Purchaser and the Company regarding the agreements contemplated in Section 10.2 of this Agreement.
______________
Eran Druckman

[Signature page to Share Purchase Agreement dated June 27, 2011 between Suspect Detection Systems, Inc. and Shabtai Shoval]